Exhibit 99.1

Advanced Micro Devices, Inc.
CONSOLIDATED BALANCE SHEETS
(Thousands)

	Sept. 29, 2002	June 30, 2002	Dec. 30, 2001*
	(unaudited)	(unaudited)
Assets

Current assets:
Cash, cash equivalents and short-term investments	$891,009	$1,099,943	$869,997
Accounts receivable, net	428,653	534,929	659,783
Inventories	420,232	380,078	380,474
Deferred income taxes	177,321	236,152	155,898
Prepaid expenses and other current assets	253,616	264,663	286,957

Total current assets	2,170,831	2,515,765	2,353,109

Property, plant and equipment, net	2,929,792	2,934,877	2,739,138
Investment in joint venture	374,408	378,164	363,611
Deferred income taxes	85,996	—	—
Other assets	170,455	171,936	191,384

	$5,731,482	$6,000,742	$5,647,242

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$355,576	$356,341	$304,990
Accrued compensation and benefits	119,666	128,641	129,042
Accrued liabilities	389,861	343,289	443,995
Income taxes payable	38,088	37,824	56,234
Deferred income on shipments to distributors	34,151	38,381	47,978
Current portion of long-term debt, capital lease obligations and other	356,517	367,360	331,698

Total current liabilities	1,293,859	1,271,836	1,313,937

Deferred income taxes	—	75,438	105,305
Long-term debt, capital lease obligations and other, less current portion	1,196,531	1,141,060	672,945

Stockholders’ equity:
Capital stock:
Common stock, par value	3,435	3,423	3,405
Capital in excess of par value	1,914,989	1,906,952	1,889,217
Retained earnings	1,347,408	1,601,580	1,795,680
Accumulated other comprehensive income (loss)	(24,740)	453	(133,247)

Total stockholders’ equity	3,241,092	3,512,408	3,555,055

	$5,731,482	$6,000,742	$5,647,242

*	Derived from the December 30, 2001 audited financial statements of Advanced Micro Devices, Inc.

Advanced Micro Devices, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands except per share amounts)

	Quarter Ended (Unaudited)			Nine Months Ended (Unaudited)
	Sept. 29, 2002	June 30, 2002	Sept. 30, 2001	Sept. 29, 2002	Sept. 30, 2001
Net sales	$508,227	$600,299	$765,870	$2,010,599	$2,939,881

Cost of sales	453,884	558,290	594,056	1,599,048	1,945,085
Research and development	220,959	178,425	161,185	571,266	490,059
Marketing, general and administrative	158,568	160,248	150,918	475,676	456,346
Restructuring and other special charges	—	—	89,305	—	89,305

	833,411	896,963	995,464	2,645,990	2,980,795

Operating loss	(325,184)	(296,664)	(229,594)	(635,391)	(40,914)

Interest and other income, net	12,941	8,661	(11,220)	31,140	19,911
Interest expense	(21,166)	(15,729)	(9,946)	(49,053)	(51,790)

Loss before income taxes and equity in net income (loss) of joint venture	(333,409)	(303,732)	(250,760)	(653,304)	(72,793)

Benefit for income taxes	(73,350)	(121,493)	(65,018)	(198,884)	(8,758)

Loss before equity in net income (loss) of joint venture	(260,059)	(182,239)	(185,742)	(454,420)	(64,035)

Equity in net income (loss) of joint venture	5,888	(2,699)	(1,187)	6,148	19,296

Net loss	$(254,171)	$(184,938)	$(186,929)	$(448,272)	$(44,739)

Net loss per common share
Basic	$(0.74)	$(0.54)	$(0.54)	$(1.31)	$(0.14)

Diluted	$(0.74)	$(0.54)	$(0.54)	$(1.31)	$(0.14)

Shares used in per share calculation
Basic	342,780	341,782	345,044	341,796	329,837

Diluted	342,780	341,782	345,044	341,796	329,837